Filed Pursuant to Rule 424(b)(7)

Registration No. 333-279067

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 9, 2024)

21,686,760 shares of Common Stock

Unless otherwise stated, all references in this prospectus supplement to “we,” “us,” “our,” “Protara,” the “Company” and similar designations refer to Protara Therapeutics, Inc.

This prospectus supplement updates the prospectus dated May 9, 2024, relating to the resale, from time to time, by the selling stockholders identified in the prospectus, or, the selling stockholders of up to 21,686,760 shares of our common stock, par value $0.001 per share, (“common stock”) consisting of (i) 9,143,380 shares of common stock held by the selling stockholders (“Initial Shares”), (ii) 1,700,000 shares of common stock (“Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants held by certain of the selling stockholders (“Pre-Funded Warrants”) and (iii) 10,843,380 shares of common stock (“Common Warrant Shares”) issuable upon the exercise of warrants held by the selling stockholders (“Common Warrants”). The Initial Shares, Pre-Funded Warrant Shares and Common Warrant Shares shall be collectively referred to as the “Securities” or the “Shares.”

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 8 of the accompanying prospectus and any similar section contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 28, 2025.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the caption “Selling Stockholders” in the accompanying prospectus. This prospectus supplement includes information with respect to selling stockholders not previously listed in the prospectus.

The following table sets forth information, as of April 22, 2025, with respect to the selling stockholder named below, regarding the number of shares of common stock acquired, or acquirable, by such selling stockholder as a result of an assignment on April 7, 2025 by Boxer Capital, LLC to OTA Trading Fund 1 LLC of Common Warrants exercisable for up to 602,400 Warrant Shares. Such information is based on information provided by or on behalf of the selling stockholder and is accurate to the best of our knowledge as of April 22, 2025.

The number of shares in the column “Number of Shares of Common Stock Owned As of the Date Hereof” represents the number of shares of common stock that are actually owned as of the date of this prospectus supplement, and does not represent the number of shares that such selling stockholder may otherwise be obligated to report as “beneficially owned” by such selling stockholder under other rules of the SEC. Please refer to the section titled “Security Ownership of Certain Beneficial Owners and Management” in our Proxy Statement for our 2025 Annual Meeting of Stockholders filed with the SEC on April 25, 2025 for information regarding beneficial ownership.

The table set forth under the caption “Selling Stockholders” in the accompanying prospectus is hereby supplemented as follows:

Name and Address	Number of Shares of Common Stock Owned As of the Date Hereof	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Underlying Warrants Offered Hereby	Number of Shares of Common Stock Owned After the Offering of All Common Stock Offered Hereby	Percentage of Shares of Common Stock to be Owned by Selling Stockholder After the Offering of All Common Stock Offered Hereby	Beneficial Ownership Limitation
OTA Trading Fund 1 LLC(15) 1 Manhattanville Road, Purchase, NY 10577	—	—	602,400	—	—	4.99%

(15)	OTA Management LLC is the managing member of OTA Trading Fund 1 LLC and Ira Leventhal may be deemed to have voting or investment control over the Shares.